EXHIBIT 99.1

United-Guardian Declares Cash Dividend

HAUPPAUGE, N.Y., July 16, 2026 (GLOBE NEWSWIRE) -- United-Guardian, Inc. (NASDAQ:UG) announced today that the company's Board of Directors, at its meeting on July 14, 2026, declared a cash dividend of $0.30 per share, to be paid on August 4, 2026, to all stockholders of record as of the close of business on July 28, 2026. This will be the 31st consecutive year the company has paid a dividend.

Donna Vigilante, President of United-Guardian, stated, “The Board of Directors has approved a cash dividend of $0.30 per share for our stockholders, representing a 20% increase over the dividend paid this past February. In determining the dividend, the Board considered several factors, including the company’s financial performance, anticipated future expenses, and ongoing business initiatives. The decision to increase the dividend reflects the Board’s assessment of these factors and its continued confidence in the company’s direction. As we continue to pursue our growth plan and aim to increase revenue across our market segments, we hope to provide greater dividends to our shareholders in the future.”

United-Guardian is a manufacturer of specialty cosmetic, personal care, and sexual wellness ingredients, and a line of healthcare products including pharmaceuticals and medical lubricants.

Contact: Donna Vigilante
(631) 273-0900

NOTE: This press release contains both historical and "forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements about the company’s expectations or beliefs concerning future events, such as financial performance, business prospects, and similar matters, are being made in reliance upon the “safe harbor” provisions of that Act. Such statements are subject to a variety of factors that could cause our actual results or performance to differ materially from the anticipated results or performance expressed or implied by such forward-looking statements. For further information about the risks and uncertainties that may affect the company’s business please refer to the company's reports and filings with the Securities and Exchange Commission.